Exhibit 99.1

Company Contacts:

Michael McConnell

Chief Financial Officer

503-469-4652

mmcconnell@digimarc.com

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

dmrc@liolios.com

FOR IMMEDIATE RELEASE

Digimarc Reports Second Quarter 2013 Financial Results

Beaverton, Ore. — July 25, 2013 — Digimarc Corporation (NASDAQ: DMRC), a growing force in mobile discovery, reported financial results for the second quarter ended June 30, 2013.

Second Quarter 2013 Results

Revenue for the second quarter of 2013 increased 15% to $10.5 million from $9.1 million in the second quarter of 2012. The improvement was primarily a result of increased subscription revenue from the company’s acquisition of Attributor Corporation in December 2012.

Operating income for the second quarter of 2013 was $1.4 million compared to $1.9 million in the same quarter a year-ago. The operating results for the second quarter of 2013 reflect the addition of Attributor’s operations and increased investments in sales and marketing, and research and development initiatives.

Net income for the second quarter of 2013 was $0.6 million or $0.08 per diluted share compared to $1.2 million or $0.17 per diluted share in the second quarter of 2012. The decrease reflects the decline in operating income and a higher effective income tax rate.

At June 30, 2013, cash, cash equivalents and marketable securities increased $1.5 million to $42.1 million from $40.6 million at March 31, 2013.

Strategy Update

The company expects to continue investing in strategic initiatives during the remainder of 2013 in order to meet various development and marketing deadlines, as well as building or improving aspects of its Intuitive Computing Platform with the objective of having a fully functional system completed by year end.

“With the recent release of audio watermarking, we have the major elements of the platform in place,” said Bruce Davis, Digimarc’s chairman and CEO. “We continue to make progress on developing a high performance invisible barcode for consumer packaged goods; and improving our Online Services Portal for encoding digital identities and configuring associated network services, various Adobe plug-ins for advanced users, and the Digimarc Discover mobile application UI and performance.”

Digimarc has completed integration of its invisible barcode reader into a commercially available retail scanner from a leading vendor and is working on other such scanners. The increased rate of investment also supports information requests and collaboration initiatives of numerous infrastructure providers, and continuing basic R&D on a virtual wallet to add simple and effective mobile payment processing to the company’s Intuitive Computing Platform. The company also plans to make significant changes to the acquired Guardian copyright protection solution to improve its cost effectiveness and competitive differentiation.

Market development investments will include major presentations at two important industry events. In October, Digimarc will be a primary sponsor of the American Magazine Media Conference, the magazine industry’s premier conference. In January, the company will have a booth at the National Retail Federation “BIG Show”, where it will demonstrate its full mobile-optimized Shoppers Journey to retailers and potential business partners, in what is anticipated to be the largest marketing event in the company’s history.

“In addition to these product and market development activities,” added Davis, “we continue to ramp basic and directed research, and associated IP development, having made several recent additions to our strategic IP development capability. The intended result of these investments is to foster an unprecedented growth in the rate of invention, size, and quality of our patent portfolio, laying a foundation for the next wave of patent income for Digimarc.”

Conference Call

Digimarc will hold a conference call later today (Thursday, July 25, 2013) to discuss these results. Chairman and CEO Bruce Davis and CFO Mike McConnell will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The call will be broadcast live via webcast at www.digimarc.com/investors and www.earnings.com, and will be available for replay through August 25, 2013. The webcast will be archived and available on Digimarc’s website at www.digimarc.com/investors/investor-events-and-webcasts.

For those who wish to listen to the call via telephone, please dial the telephone number below at least 5-10 minutes prior to the scheduled start time:

Listen-Only Number: 866-562-9934

Conference ID#: 19392140

If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded digital IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to “see, hear and understand” the world around them within the context of their environment. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, visit www.digimarc.com.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements and any related inferences regarding increased subscription revenue from the company’s acquisition of Attributor, increased investments in sales and marketing and research and development initiatives, the development and marketing objectives discussed under “Strategy Update” associated with the company’s anticipated investment in strategic initiatives, including the unprecedented growth rate of the company’s patent portfolio, achieving a fully functional Intuitive Computing Platform by year-end, and significant improvements to the Guardian copyright protection solution, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results will be set forth in the company’s Form 10-K for the year ended December 31, 2012 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Digimarc Corporation

Consolidated Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information		Six-Month Information
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenue:
Service	$3,022	$2,609	$5,951	$5,657
Subscription	1,433	317	2,817	595
License	6,015	6,186	11,945	19,906

Total revenue	10,470	9,112	20,713	26,158
Cost of revenue:
Service	1,432	1,485	2,835	3,182
Subscription	588	45	1,223	92
License	100	53	196	119

Total cost of revenue	2,120	1,583	4,254	3,393
Gross profit:
Service	1,590	1,124	3,116	2,475
Subscription	845	272	1,594	503
License	5,915	6,133	11,749	19,787

Total gross profit	8,350	7,529	16,459	22,765
Gross margin:
Service	53%	43%	52%	44%
Subscription	59%	86%	57%	85%
License	98%	99%	98%	99%
Percentage of gross profit to total revenue	80%	83%	79%	87%
Operating expenses:
Sales and marketing	1,563	970	2,840	1,977
Research, development and engineering	2,822	2,146	5,547	4,144
General and administrative	2,348	2,191	4,534	4,949
Intellectual property	261	291	538	610

Total operating expenses	6,994	5,598	13,459	11,680
Operating income	1,356	1,931	3,000	11,085
Net loss from joint ventures	—	—	—	(1,107)
Other income, net	19	33	48	91

Income before income taxes	1,375	1,964	3,048	10,069
Provision for income taxes	(773)	(748)	(1,475)	(3,854)

Net income	$602	$1,216	$1,573	$6,215

Earnings per common share:
Earnings per common share - basic	$0.08	$0.17	$0.22	$0.88
Earnings per common share - diluted	$0.08	$0.17	$0.21	$0.84
Weighted average common shares outstanding - basic	6,850	6,737	6,844	6,738
Weighted average common shares outstanding - diluted	7,090	6,993	7,078	6,999
Cash dividends declared per common share:	$0.11	$0.11	$0.22	$0.11

Digimarc Corporation

Consolidated Balance Sheet Information

(in thousands)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents (1)	$8,305	$6,866
Marketable securities (1)	26,192	25,403
Trade accounts receivable, net	4,519	4,216
Other current assets	1,306	1,016

Total current assets	40,322	37,501
Marketable securities (1)	7,584	6,787
Property and equipment, net	1,408	1,453
Intangibles, net	6,689	6,721
Goodwill	1,114	1,114
Deferred tax assets, net	2,188	3,589
Other assets	212	166

Total assets	$59,517	$57,331

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$1,405	$1,143
Deferred revenue	3,155	2,512

Total current liabilities	4,560	3,655
Deferred rent and other long-term liabilities	491	673

Total liabilities	5,051	4,328
Commitments and contingencies
Shareholders’ equity:
Preferred stock	50	50
Common stock	7	7
Additional paid-in capital	41,360	39,869
Retained earnings	13,049	13,077

Total shareholders’ equity	54,466	53,003

Total liabilities and shareholders’ equity	$59,517	$57,331

(1)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $42,081 and $39,056 at June 30 2013 and December 31, 2012, respectively.

Digimarc Corporation

Consolidated Cash Flow Information

(in thousands)

(Unaudited)

	Three-Month Information		Six-Month Information
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Cash flows from operating activities:
Net income	$602	$1,216	$1,573	$6,215
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	162	149	320	292
Amortization and write-off of intangibles	303	69	602	154
Gain on reversal of contingent merger consideration	—	—	(190)	—
Stock-based compensation	1,077	1,401	2,169	2,757
Net loss from joint ventures	—	—	—	1,107
Deferred income taxes	1,315	(541)	1,406	62
Tax benefit from stock-based awards	203	450	—	1,893
Excess tax benefit from stock-based awards	—	(203)	—	(1,538)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(75)	(73)	(303)	959
Other current assets	(227)	(34)	(271)	132
Other assets	(47)	58	(46)	141
Accounts payable and other accrued liabilities	441	(264)	228	(291)
Income taxes payable	(754)	(46)	24	1,014
Deferred revenue	(195)	(244)	637	(327)

Net cash provided by operating activities	2,805	1,938	6,149	12,570
Cash flows from investing activities:
Purchase of property and equipment	(189)	(106)	(275)	(254)
Capitalized patent costs and purchased intellectual property	(278)	(192)	(506)	(657)
Investment in joint ventures, net	—	(692)	—	(692)
Sale or maturity of marketable securities	12,358	46,143	35,474	69,136
Purchase of marketable securities	(15,127)	(46,732)	(37,060)	(75,224)

Net cash used in investing activities	(3,236)	(1,579)	(2,367)	(7,691)
Cash flows from financing activities:
Issuance of common stock	—	531	—	603
Purchase of common stock	(94)	(1,388)	(742)	(2,187)
Cash dividends paid	(800)	(779)	(1,601)	(779)
Excess tax benefit from stock-based awards	—	203	—	1,538

Net cash used in financing activities	(894)	(1,433)	(2,343)	(825)

Net (decrease) increase in cash and cash equivalents (2)	$(1,325)	$(1,074)	$1,439	$4,054

Cash equivalents and marketable securities at beginning of period	40,637	44,005	39,056	33,378
Cash equivalents and marketable securities at end of period	42,081	43,520	42,081	43,520

(2) Net increase (decrease) in cash, cash equivalents and marketable securities	$1,444	$(485)	$3,025	$10,142